Millennium Biotechnologies, Inc. Announces Corporate Name Change to Inergetics, Inc.

PARAMUS, N.J., March 17, 2010 (GLOBE NEWSWIRE) -- Millennium Biotechnologies Group Inc. (OTCBB:MBTG - News), a leader in targeted product development for the Clinical Nutrition and Sports Supplement Markets, announced today that the Company has officially changed its name to Inergetics, Inc., effective immediately.

The Company's Board of Directors has authorized the corporate name change and a Certificate of Amendment to Millennium Biotechnologies Group, Inc.'s Certificate of Incorporation was filed on Monday, March 15th. Inergetics, Inc. has applied for a new trading symbol on the OTC Bulletin Board Exchange in accordance with the name change.

"The name 'Inergetics' more accurately reflects the science behind our unique product formulations and our Company's mission which is to create and distribute proprietary nutritional supplements that are highly effective in improving overall human health and wellness. While our product names will remain the same, we are very excited to begin a new chapter in our Company's history with a new Corporate identity and mission," commented Mark Mirken, CEO of Inergetics, Inc.

For more information about the Company, please visit http://www.resurgex.com/.

About Inergetics, Inc.

Inergetics, Inc. is a leading developer of nutritional supplements for the Clinical Health and Sports Supplement markets. The Company has established a line of Resurgex(R) products consisting of proprietary nutritional formulas that are used by a wide range of clinical patients and consumers. Resurgex(R) products provide comprehensive nutritional support for actively treated cancer patients as well as those in post-treatment care and elderly members of the assisted living community. Inergetics has also developed Surgex(R) sports nutrition formula to meet the nutritional needs of professional, Olympic, and amateur elite athletes that experience post-workout symptoms such as fatigue, loss of lean muscle, oxidative stress, and reduced immune function.

Resurgex Essential(TM) and Resurgex Essential Plus(TM) are comprehensive, calorically dense formulas that meet and succeed the nutritional requirements of the assisted living community.

Safe Harbor Statement

This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of1934. All statements, other than statements of historical fact, including, without limitation, those with respect to the objectives, plans and strategies of the Company and SPI set forth herein and those preceded by or that include the words "believes,'' "expects,'' "given,'' "targets,'' "intends,'' "anticipates, "plans,'' "projects,'' "forecasts'' or similar expressions, are "forward-looking statements". Although the Company's management believes that such forward-looking statements are reasonable, it cannot guarantee that such expectations are, or will be, correct. These forward-looking statements involve a number of risks and uncertainties, which could cause the Company's future results to differ materially from those anticipated. The Company assumes no obligation to update any of the information contained or referenced in this press release.

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